Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2012 First Quarter

Continued Operating Margin Expansion and Strong Earnings Growth

Fremont, Calif., – March 27, 2012 – SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal first quarter ended February 29, 2012.

	Q1 FY12	Q1 FY11	Net Change
Revenue ($M)	$2,461	$2,501	-1.6%
Operating income ($M)(1)	$64.0	$50.9	25.8%
Operating margin	2.60%	2.03%	57 bp
Net income attributable to SYNNEX Corporation ($M)(2)	$38.2	$29.7	28.6%
Diluted EPS	$1.02	$0.80	27.5%

1.	The fiscal 2011 first quarter income before non-operating items, income taxes and noncontrolling interest includes $729 thousand for direct acquisition and integration expenses.
2.	The fiscal 2011 first quarter net income attributable to SYNNEX Corporation includes direct acquisition and integration expenses of $474 thousand, net of tax.

“We are pleased with our strong profitability in the fiscal first quarter and the overall stability in our core commercial IT distribution business,” stated Kevin Murai, President and Chief Executive Officer. “Our distribution business mix continued to shift towards higher margin value added products and services. We also had a solid quarter for signing new contracts in our GBS division. We expect these new business wins will ramp up in the coming quarters and are then expected to contribute to margin expansion in the GBS division.”

Fiscal 2012 First Quarter Highlights:

•

Distribution: Revenue was $2.42 billion, a decrease of 1.8% over the prior fiscal year quarter. Distribution income before non-operating items, income taxes and noncontrolling interest grew to $62.4 million, or 2.57% of distribution revenue compared with $47.2 million, or 1.91% in the prior fiscal year quarter. Fiscal 2012 first quarter results included the transition of certain customer gross revenue business to a fee for service logistics relationship which resulted in a decline in revenue, expansion of gross and operating margins and reduced working capital. This transition began in fiscal 2011 fourth quarter and was completed in fiscal 2012 first quarter which was earlier than expected and contributed to lower revenue. Fiscal 2011 first quarter included $287 thousand of direct acquisition and integration expenses.

•

Global Business Services (GBS): Revenue was $45.1 million, an increase of 14.8% over the prior fiscal year first quarter. GBS income before non-operating items, income taxes and non-controlling interest was $2.0 million, or 4.42% of GBS revenue compared with $3.6 million, or 9.26% in the prior fiscal year quarter. Fiscal 2012 first quarter included various investments related to anticipated growth in the business. Fiscal 2011 first quarter included $442 thousand in direct acquisition and integration expenses.

•	The trailing fiscal four quarters ROIC increased to 11.4% for the fiscal first quarter of 2012, up from 10.2% in the prior year fiscal first quarter.

•	The cash conversion cycle was 45 days.

•	The debt to capitalization ratio was 20%.

•	Depreciation and amortization were $4.0 and $2.1 million, respectively.

Fiscal 2012 Second Quarter Outlook:

The following statements are based on the Company’s current expectations for the fiscal 2012 second quarter. These statements are forward-looking and actual results may differ materially.

“For the fiscal second quarter we anticipate a stable demand environment with continued growth in year-over-year operating margin and earnings per share,” Mr. Murai continued.

•	Revenue is expected to be in the range of $2.45 billion to $2.55 billion.

•	Net income is expected to be in the range of $33.3 million to $34.5 million.

•	Diluted earnings per share are expected to be in the range of $0.87 to $0.91.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call will also be available via telephone by dialing (800) 857-9687 in North America and (630) 395-0222 outside North America. The passcode code for the call is “SNX.” A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until April 11, 2012.

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the demand environment, growth in profitability, growth in our GBS business segment, and our revenue, operating margins, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2011 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Statements of Operations

(currency and share amounts in thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	February 29, 2012	February 28, 2011
Revenue	$2,460,694	$2,500,934
Cost of revenue	(2,291,422)	(2,357,138)

Gross profit	169,272	143,796
Selling, general and administrative expenses	(105,284)	(92,943)

Income before non-operating items, income taxes and noncontrolling interest	63,988	50,853
Interest expense and finance charges, net	(6,035)	(6,169)
Other income, net	2,099	965

Income before income taxes and noncontrolling interest	60,052	45,649
Provision for income taxes	(20,898)	(15,978)

Net income	39,154	29,671
Net (income) loss attributable to noncontrolling interest	(931)	50

Net income attributable to SYNNEX Corporation	$38,223	$29,721

Net income per share attributable to SYNNEX Corporation:
Basic	$1.05	$0.83

Diluted	$1.02	$0.80

Weighted-average common shares outstanding:
Basic	36,303	35,600

Diluted	37,632	36,963

SYNNEX Corporation

Consolidated Balance Sheets

(currency in thousands)

(unaudited)

	February 29,	November 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$68,756	$67,571
Short-term investments	16,419	16,017
Accounts receivable, net	1,173,150	1,293,027
Receivable from affiliates	1,570	1,344
Inventories	952,993	975,047
Current deferred tax assets	28,579	28,241
Other current assets	56,512	57,168

Total current assets	2,297,979	2,438,415
Property and equipment, net	125,815	125,157
Goodwill	184,543	185,312
Intangible assets, net	35,368	37,539
Deferred tax assets	625	590
Other assets	54,834	46,282

Total assets	$2,699,164	$2,833,295

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$80,068	$159,200
Accounts payable	928,267	1,035,691
Accrued liabilities	163,206	172,226
Income taxes payable	11,021	5,136

Total current liabilities	1,182,562	1,372,253
Long-term borrowings	83,343	87,659
Convertible debt	137,447	136,163
Long-term liabilities	63,581	60,676
Deferred tax liabilities	8,568	8,086

Total liabilities	1,475,501	1,664,837

SYNNEX Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	37	37
Additional paid-in capital	320,573	310,316
Treasury stock	(11,621)	(11,524)
Accumulated other comprehensive income	36,374	30,026
Retained earnings	867,747	829,524

Total SYNNEX Corporation stockholders’ equity	1,213,110	1,158,379
Noncontrolling interest	10,553	10,079

Total equity	1,223,663	1,168,458

Total liabilities and equity	$2,699,164	$2,833,295